Exhibit 99.1

16233 Kenyon Ave, Suite 210 Lakeville MN 55044 952-241-3103 main • 952-898-3571 fax

June 25, 2012	PRESS RELEASE

TCPH Reports Financial Results for 2012 First Quarter

LAKEVILLE, MN — Twin Cities Power Holdings, LLC (“TCPH” or the “Company”) today announced its financial results for the first quarter ended March 31, 2012:

•                  Total revenues for the period were $3,813,000 compared to $12,810,000 for the same quarter in 2011, a decrease of $8,997,000 or 70.2%.

•                  Operating income for the first quarter of 2012 totaled $506,000, down 89.5% from $4,811,000 for the same period in 2011.

•                  Net income before preferred distributions and foreign currency translation adjustments was $140,000, down 95.3% from $2,970,000 in 2011.

•                  The ratio of earnings to fixed charges(1) decreased to 1.51 times in 2012’s first quarter from 3.13 times for the same period in 2011.

•                  At March 31, 2012, the Company’s liquidity ratio (cash, trading accounts and deposits, and trade receivables divided by total assets) declined modestly to 89.9% compared to 92.5% at December 31, 2011.

•                  The Company’s debt-to-total capital (total debt plus equity) ratio improved to 55.5% at March 31, 2012 from 77.1% at year-end 2011.

•                  The debt-to-equity ratio improved from 3.36 times ay December 31, 2011 to 1.25 times at March 31, 2012.

In the short term, wholesale electricity price levels and changes are driven by supply and demand. Demand is affected by the weather while supply is driven by generation or transmission outages and fuel prices, particularly for natural gas. Generally, the Company’s greatest opportunities to generate trading revenues and profits occur during periods of market turbulence, when the near-term forecast for supply or demand is more likely to be inaccurate.

Normal weather for the U.S. in the first quarter of the year is about 2,190 heating degree days and 34 cooling degree-days(2), but the 2012 period was about 17% warmer than normal with 1,782 HDD and 67 CDD. For comparison’s sake, Q1 2011 was very near normal with 2,295 heating degree days and 35 cooling degree-days. At quarter-end, which is the end of the winter heating season for the natural gas market, the benchmark Henry Hub spot price neared $2.00/MMBtu. Furthermore, storage levels were more than 60% above the 5-year average for the week ended March 30. With respect to electricity markets, the average for the benchmark PJM West Peak price during the quarter was $36.59/MWh with a standard deviation of $4.31, resulting in a coefficient of variation(3) of 11.8%. In Q1 2011, the PJM

(1)          “Earnings” are equal to income before taxes, interest expense, and one-third of operating lease rental expense to approximate the interest component attributable to such rent expense, with the remaining two-thirds considered to be depreciation. “Fixed charges” include interest expense plus one-third of operating lease rental expense.

(2)          A “degree-day” compares outdoor temperatures to a standard of 65°F. Hot days require energy for cooling and are measured in cooling degree-days (“CDD”) while cold days require energy for heating and are measured in heating degree-days (“HDD”). For example, a day with a mean temperature of 80°F would result in 15 CDD and a day with a mean temperature of 40°F would result in 25 HDD.

(3)          The coefficient of variation is equal to the standard deviation divided by the average, and is useful as a comparative measure of volatility.

West Peak price averaged $54.37/MWh with a standard deviation of $15.95, resulting in a CoV of 28.6%.

“While our Q1 2012 financial results were somewhat impacted by the downsizing of our Canadian subsidiary, which began on February 1, 2011, unusual market conditions beyond our control were the largest reason for the year-to-year reduction in our quarterly trading revenue and profits. Exceptionally mild weather coupled with very cheap and plentiful natural gas reduced both the level and volatility of wholesale electricity prices during the quarter, creating fewer trading opportunities for us and resulting in reduced revenues and lower operating income relative to the same period last year. Despite these unfavorable market conditions, I am pleased that we were able to generate quarterly operating income equal to a healthy 13.3% of our revenues. We do not expect the electricity market to remain as stable throughout the rest of the year as it was during the first quarter. Consequently, we still forecast earnings of $5 to $6 million in 2012 on revenues of $20 to $25 million”, said Tim Krieger, TCPH’s Chief Executive Officer.

About Twin Cities Power Holdings, LLC

Twin Cities Power Holdings, LLC is a Minnesota limited liability company that serves as a holding company for three wholly-owned subsidiaries - Twin Cities Power, LLC; Cygnus Partners, LLC; and Twin Cities Energy, LLC. The Company trades electricity in wholesale markets which are regulated by the Federal Energy Regulatory Commission as well as other energy-related contracts on exchanges regulated by the Commodity Futures Trading Commission. The Company is also authorized by the U.S. Department of Energy to export electricity to Canada and holds an electricity export permit from the National Energy Board of Canada and an electricity wholesaler license from the Ontario Energy Board.

In general, the FERC-regulated markets offer transactions in both real-time and day-ahead “financial” and “physical” electricity, while “derivative” financial contracts such as swaps, options, and futures are traded on CFTC-regulated exchanges. FERC markets are characterized by the acquisition of electricity at a given location or “node” and its delivery to another. Financial transactions settle in cash in an amount equal to the difference between the purchase and sale prices, while physical transactions are settled by the delivery of the electricity itself. Derivative contracts are available for virtually any term and always settle in cash; profit or loss is determined by price movements in the underlying commodity, whether it be electricity or other energy commodities such as natural gas or crude oil. Regardless of the market or contract type, market participants are typically required to place cash collateral with market operators in order to trade, with the specific amounts depending upon the rules and requirements of the particular market. In addition, trading physical energy requires more capital than financial trades since electricity must be purchased and paid for in week or so, while the corresponding receivable may not be collected for as long as 60 days.

TCPH is headquartered at 16233 Kenyon Ave, Suite 210, Lakeville, MN 55044, telephone 952-241-3103. In addition to its headquarters, it also operates from five other locations — East Windsor, NJ; Tulsa, OK; Carlsbad, CA; Calgary, AB; and Newton, PA. More information about the Company is available on the Company’s website at www.twincitiespower.com.

Forward Looking Statements

This press release contains forward-looking statements. Forward-looking statements can be identified by words such as: “may”, “will”, “expect”, “anticipate”, “believe”, “estimate” “continue”, “predict”, or other similar words making reference to future periods, including expectations of 2012 revenues and earnings. Forward-looking statements appear in a number of places in this press release and include statements regarding our intent, belief, or current expectation about, among other things, trends affecting the markets in which we operate, our business, financial condition, and growth strategies. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those predicted in forward-looking statements as a result of various factors, including, but not limited to, those set forth in the “Risk Factors” sections of our filings with the Securities and Exchange Commission.

If any of the events described in these “Risk Factors” occur, they could have a material adverse effect on our business, financial condition, and results of operations. When considering forward-looking statements, you should keep these risk factors, as well as the other cautionary statements in our SEC filings in mind. You should not place undue reliance on any forward-looking statement. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise after the date of this press release.

Non-GAAP Financial Measures

TCPH’s press releases and other communications may include certain non-Generally Accepted Accounting Principles (“GAAP”) financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance, financial position, or cash flows that excludes, or includes, amounts that are included in, or excluded from, the most directly comparable measure calculated and presented in accordance with GAAP in the company’s financial statements.

Non-GAAP financial measures utilized by the Company include presentations of liquidity measures and debt-to-equity ratios. The Company’s management believes that these non-GAAP financial measures provide useful information and enables investors and analysts to more accurately compare the Company’s ongoing financial performance over the periods presented.

Investor Relations Contact

Wiley H. Sharp III

VP - Finance & CFO, 952-241-3105

Twin Cities Power Holdings, LLC & Subsidiaries

U.S. dollars in thousands

	For 3 months ended March 31,		For year ended December 31,
	2012	2011	2011
	unaudited	unaudited	audited
Statement of Operations Data
Net revenue	3,813	12,810	42,713
Total operating expenses	3,307	7,998	27,979
Operating income (loss)	506	4,812	14,734
Interest expense	(330)	(1,502)	(3,028)
Interest income	10	8	60
Other income (expense), net	(9)	(50)	(87)
Income before taxes	177	3,268	11,679
Tax provision (benefit)	37	298	458
Net income	140	2,970	11,221
Preferred distributions of TCP	92	—	—
Net income attributable to TCPH	48	2,970	11,221
Foreign currency translation adjustment	19	(24)	91
Comprehensive income of TCPH	67	2,946	11,312
Ratio of earnings to fixed charges (1)	1.51x	3.13x	4.24x

	At March 31,	At December 31,	At March 31,
	2012	2011	2011
	unaudited	audited	unaudited
Balance Sheet Data
Cash	1,088	971	7,053
Trading accounts & deposits	14,362	15,834	24,777
Trade receivables	447	614	2,246
Prepaid expenses & other	824	750	881
Total current assets	16,721	18,169	34,957
Equipment & furnishings, net	676	670	607
Deferred financing costs, net	295	—	—
Total assets	17,692	18,839	35,564
Trade payables	1,470	878	1,801
Accrued expenses	3,499	4,610	11,587
Notes payable, demand & current	4,143	6,402	18,295
Total current liabilities	9,112	11,890	31,683
Long term debt	2,915	3,886	—
Total liabilities	12,027	15,776	31,683
Redeemable preferred equity	2,745	—	—
Common equity	2,277	2,439	3,190
Accumulated comprehensive income	643	624	691
Total equity	5,665	3,063	3,881
Total liabilities & equity	17,692	18,839	35,564
Liquidity, percent of total assets	89.9%	92.5%	95.8%
Debt to total capital ratio	55.5%	77.1%	82.5%
Debt to equity ratio	1.25x	3.36x	4.71x